Exhibit 99.1
Consent of Proposed Director Nominee
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Education Management Corporation (File No. 333-148259), and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein and any free writing prospectuses, as a nominee for director of Education Management Corporation, a Pennsylvania corporation, and to all references to me in that connection.

September 8, 2009	/s/ Mick J. Beekhuizen
Mick J. Beekhuizen